Exhibit 15.1

To the Board of Directors and Shareholders of

W&T Offshore, Inc. and Subsidiaries:

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126251 and 333-126252) and Form S-3 (No. 333-132960) of W&T Offshore, Inc. of our report dated November 13, 2006 relating to the unaudited condensed consolidated interim financial statements of W&T Offshore, Inc. and Subsidiaries that is included in its Form 10-Q for the quarter ended September 30, 2006.

/s/ ERNST & YOUNG LLP

Houston, Texas

November 13, 2006